UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 2, 2025

Altus Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39798	85-3448396
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 Atlantic Street, 6th Floor

Stamford, CT 06902

(Address of principal executive offices and zip code)

(203) 698-0090

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.0001	AMPS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on February 5, 2025, Altus Power, Inc., a Delaware corporation (“Altus Power” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Avenger Parent, Inc., a Delaware corporation (“Parent”), and Avenger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Parent and Merger Sub are subsidiaries of TPG Global, LLC through its TPG Rise Climate Transition Infrastructure fund (“TPG”).

On March 13, 2025, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) for the solicitation of proxies in connection with the special meeting of Altus Power’s stockholders to be held on April 9, 2025, for purposes of voting on, among other things, a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Following the announcement of the Merger Agreement, as of the date of this Current Report on Form 8-K (this “Current Report”), three lawsuits challenging the merger have been filed (each, a “Lawsuit” and, collectively, the “Lawsuits”). The first Lawsuit, captioned Matthew Jones v. Altus Power, Inc., et. al. (Case No. 651513/2025), was filed in the Supreme Court of the State of New York for the county of New York on March 19, 2025. The second Lawsuit, captioned Lawrence Bass v. Robert Bernard, et al. (Case No. FBT-CV25-6144513-S), was filed in the Superior Court Judicial District of Bridgeport in the state of Connecticut on March 19, 2025. The third Lawsuit, captioned Michael Kent v. Altus Power, Inc. et al. (Case No. 651544/2025), was filed in the Supreme Court of the State of New York for the county of New York on March 20, 2025. In addition, the Company received demand letters from counsel representing individual stockholders of Altus Power (the “Demand Letters” and, together with the Lawsuits, the “Matters”). The Matters each generally allege that the Proxy Statement filed by Altus Power and its directors and officers, in connection with the proposed Merger contains false and misleading statements and/or omissions, and demand that the parties issue corrective disclosures.

The Company believes that the allegations asserted in the Matters are without merit and additional disclosures are not required or necessary under applicable laws. However, in order to avoid the risk that the Matters delay or otherwise adversely affect the proposed Merger, and to minimize the cost, risk and uncertainty inherent in litigation, and without admitting any liability or wrongdoing, the Company has agreed to voluntarily supplement the Proxy Statement as described in this Current Report. The Company denies that it has violated any laws or breached any duties to its stockholders. Nothing in this Current Report shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Matters that any additional disclosure was or is required.

Supplemental Disclosures to Proxy Statement in Connection with the Matters

The additional disclosures (the “supplemental disclosures”) in this Current Report on Form 8-K supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which should be read in its entirety. To the extent that information set forth in the supplemental disclosures differs from or updates information contained in the Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement the information contained in the Proxy Statement. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. For clarity, new text within restated disclosures from the Proxy Statement is highlighted with bold, underlined text, while deleted text is ~~bold and stricken-through~~.

The first paragraph under the subheading “Rollover Shares” on page 9 is amended as follows:

Pursuant to the Merger Agreement and that certain Rollover Agreement, dated February 5, 2025, by and among Gregg Felton, Dustin Weber, Abhi Parmer, Alana Chain, Sophia Lee, Melissa Boulan and Julia Sears, each of whom is a current member of Company management, and William Concannon, a former director~~and certain other present and former members of management and directors of the Company~~ (collectively, the “Rollover Stockholders”) and Parent (as amended, the “Rollover Agreement”), the Rollover Stockholders will, immediately prior to the Effective Time, contribute to Parent certain of their respective Rollover Shares in exchange for newly issued equity interests of Parent in accordance with the terms of the Rollover Agreement (the “Rollover”).

The second paragraph on page 43 under the subheading “Background of the Merger” is amended as follows:

During the period from July 2024 through August 2024, Moelis introduced the Company to various potential counterparties with respect to a potential capital raise and strategic investment transactions. Following negotiations between the Company and each potential counterparty, the Company entered into customary confidentiality agreements with 29 potential counterparties (including TPG) that had expressed interest to either the Company or to Moelis in exploring such transactions.. Following the entry into these confidentiality agreements, during that same time period, members of senior management of the Company (“Senior Management”) held initial exploratory meetings with the potential counterparties to discuss the Company’s business, financial position and prospects and to better understand the counterparties’ interest in a potential transaction involving the Company. Each of the confidentiality agreements entered into by the Company in connection with its evaluation of strategic alternatives included a customary standstill provision that expired upon the public announcement by the Company that it had entered into a definitive agreement in respect of a transaction involving the Company. The confidentiality agreement entered into by TPG was substantially the same as those entered into with other potential counterparties, including with respect to a customary standstill. Following execution of the confidentiality agreements, each party was provided due diligence materials and access to the virtual data room.

The last paragraph on page 44 (continuing on to page 45) under the subheading “Background of the Merger” is amended as follows:

Between October 21 and 24, 2024, seven potential counterparties submitted written, non-binding expressions of interest to purchase all of the outstanding shares of common stock of the Company through merger or other business combination. One counterparty submitted an oral, non-binding expression of interest, which was conditioned upon entering into an exclusive process with the Company. In each written proposal, the potential counterparty indicated confidence in its ability to obtain the necessary financing to consummate a transaction but did not otherwise provide financing commitments or other details as to how a transaction would be financed. In addition, each proposal from potential counterparties was subject to further due diligence review of the Company. None of the indications of interest from any potential counterparty, including from TPG, made a specific proposal regarding Company Management’s participation or employment in the Combined Company, or were conditioned on any such participation or employment.

The third paragraph on page 48 under the subheading “Background of the Merger” is amended as follows:

The revised draft of the merger agreement that was included in TPG’s proposal contemplated that, among other things, (a) certain stockholders of the Company would deliver voting and support agreements in connection with the execution of the merger agreement, (b) the Board would not have the right to cause the Company to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (the “superior proposal termination right”), (c) the Board would not have the right to change its recommendation to Company stockholders to adopt the merger agreement and approve the proposed transaction other than with respect to a superior proposal, (d) the Company would be obligated to submit the proposed transaction to its stockholders even if the Board (in accordance with the terms of the merger agreement) changed its recommendation to Company stockholders with respect to the proposed transaction (the “force-the-vote provision”), (e) TPG would have an unlimited number of matching rights in the event the Company received a competing offer, (f) the Company and TPG would each be required to pay a termination fee under certain circumstances equal to 5% of the equity value of the Company, (g) in the event the Company’s stockholders did not vote to adopt the merger agreement and approve the proposed transaction, the Company would reimburse TPG for its transaction expenses up to 2% of the equity value of the Company (the “naked no-vote reimbursement provision”), (h) TPG would have no obligation to pursue remedies to obtain antitrust approval of the proposed transaction, (i) the closing would be conditioned on there being no more than a specified percentage of shares exercising appraisal rights with respect to the proposed transaction (the “appraisal condition”), (j) the Company would agree to a broader set of representations and warranties, and (k) the Company would agree to additional restrictions with respect to the operation of the Company while the proposed transaction is pending. TPG’s proposal did not include a specific proposal regarding Company Management’s participation or employment in the Combined Company, nor was it conditioned on any such participation or employment.

The fourth paragraph on page 50 under the subheading “Background of the Merger” is amended as follows:

Representatives of TPG thereafter provided drafts of an equity rollover agreement to certain Company stockholders, and those stockholders engaged in negotiations with TPG over the equity rollover agreement over the following days. Funds managed by Blackstone Credit and Insurance Group, and CBRE Acquisition Sponsor, LLC, a subsidiary of CBRE Group, Inc., elected not to participate in the proposed equity rollover. Neither Lars Norell nor the non-employee directors who owned stock in the Company were offered participation in the equity rollover.

The second paragraph on page 57 under the subheading “Summary of Financial Analyses” is amended as follows:

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses. For purposes of its financial analyses described below, Moelis relied upon Altus Power management’s estimates of Altus Power’s fully diluted shares of 165.629 million.

The second paragraph on page 58 under the subheading “Discounted Cash Flow Analysis” is amended as follows:

Moelis utilized a range of discount rates of 8.25% to 10.25% based on an estimated range of the weighted average cost of capital (“WACC”) for Altus Power, selected by Moelis using its professional judgment and experience. The estimated WACC range was derived using the Capital Asset Pricing Model and a size premium. Moelis used the foregoing range of discount rates to calculate the present values as of September 30, 2024 of (a) the estimated unlevered after-tax free cash flows of Altus Power for the three months ended December 31, 2024 and the calendar years ending December 31, 2025 through December 31, 2030 (in each case, discounted using a mid-year discounting convention) and (b) the estimated terminal value range derived by applying a range of selected terminal multiples of 11.00x to 12.00x to an estimate of Altus Power’s terminal year Adjusted EBITDA approved by the Board (see “The Merger—Certain Financial Forecasts”). The range of terminal multiples used by Moelis was selected based on its professional judgment and experience and reflected the multiple range applied in Moelis’ selected publicly traded companies analysis to Altus Power’s 2025E Adjusted EBITDA, as further described below. The DCF analysis indicated an implied per share value range for Altus Power Class A Common Stock of $2.13 to $6.91 per share, as compared to the Merger Consideration.

The table on page 59 under the subheading “Selected Publicly Traded Companies Analysis” is amended as follows:

	TEV / 2025E Adjusted EBITDA	TEV / 2026E Adjusted EBITDA	TEV (in Millions)
Selected Companies
Clearway	11.0x	10.2x	$13,394

Innergex	10.0x	10.0x	$5,666

Boralex	9.2x	8.5x	$4,660

Northland Power	9.1x	8.0x	$8,407

XPLR	8.7x	9.2x	$17,144

Mean	9.6x	9.2x
Median	9.2x	9.2x

Altus Power (10/15/24)	12.8x	10.5x	$1,795

Altus Power (1/31/25)	14.8x	12.4x	$1,995

The first full paragraph following the table on page 59 under the subheading “Selected Publicly Traded Companies Analysis” is amended as follows:

Based on the foregoing analysis and its professional judgment~~judgement~~ and experience, Moelis selected (a) a reference range for TEV/2025E Adjusted EBITDA multiples for Altus Power of 11.0x to 12.0x and (b) a reference range for TEV/2026E Adjusted EBITDA multiples for Altus Power of 9.5x to 10.5x. Moelis then applied these multiples to Altus Power’s 2025E Adjusted EBITDA and 2026E Adjusted EBITDA based on the Altus Power forecasted financial information.

The first paragraph on page 59 under the subheading “Leveraged Buyout Analysis” is amended as follows:

Moelis also considered theoretical per share purchase prices that could be paid by a hypothetical financial buyer for 100% of the Altus Power Class A Common Stock. Moelis based its analysis on the Altus Power financial forecasts. Moelis noted that assuming a target annualized internal rate of return of 12.00% to 18.00%, a range of exit multiples of 11.0x to 12.0x informed by the 2025E EBITDA multiple range used in the selected publicly traded companies analysis described above and a 6.25-year investment hold period (such illustrative assumptions selected by Moelis using its professional judgment and experience), the analysis indicated potential transaction prices that could be paid and generate the required returns of $2.99 per share to $7.02 per share.

The first paragraph on pages 59-60 under the subheading “Selected Precedent Transactions Analysis” is amended as follows:

Moelis considered and reviewed select precedent transactions that involved target companies that focus on renewable power generation and non-regulated power providers. In performing its analysis, Moelis reviewed and analyzed, among other things, the TEV of the target business implied by the transaction price for each of the selected precedent transactions as a multiple of the last twelve months prior to transaction announcement (“LTM”) and full calendar year in which transaction was announced (“CY”) EBITDA for each target business. Financial data for such selected precedent transactions were based on public filings and other publicly available information relating to the relevant transaction, and LTM and CY EBITDA for each target company were calculated based on publicly available financial data at the time of announcement of the relevant selected precedent transaction and equity research estimates. Based on the foregoing analysis and its professional judgment~~judgement~~ and experience, Moelis selected a reference range of TEV / 2024E Adjusted EBITDA multiples for Altus Power of 12.0x to 14.0x. Moelis then applied these multiples to Altus Power’s 2024E Adjusted EBITDA based on the Altus Power’s forecasted financial information. This analysis indicated an implied per share value range for Altus Power Class A Common Stock of $0.15 per share to $1.51 per share.

The first paragraph on page 60 under the subheading “Miscellaneous” is amended as follows:

Moelis acted as financial advisor to Altus Power in connection with the Merger and will receive a transaction fee (currently estimated to be approximately $10 million) contingent upon, and based on the transaction value to be determined at Closing, against which Altus Power may credit the fee, to the extent paid, of $2 million which became payable upon Moelis having substantially completed its work in connection with rendering its opinion (regardless of the conclusions reached in the opinion). In addition, Altus Power agreed to indemnify Moelis and certain related persons and entities for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Cautionary Statement Regarding Forward-Looking Information

This Current Report contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “aims,” “believes,” “expects,” “intends,” “aims”, “may,” “could,” “will,” “should,” “plans,” “projects,” “forecasts,” “seeks,” “anticipates,” “goal,” “objective,” “target,” “estimate,” “future,” “outlook,” “strategy,” “vision,” or variations of such words or similar terminology that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to Altus Power’s future prospects, developments and business strategies. These statements are based on Altus Power’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Altus Power’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (i) the possibility that any or all of the various conditions to the completion of the proposed transaction (the “Transaction”) involving the Company, Parent and Merger Sub, including obtaining required stockholder and regulatory approval, may not be satisfied or waived in a timely manner or at all; (ii) the ability of Parent to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) the risk that disruptions from the Transaction may harm the Company’s business, including current plans and operations; (iv) the ability of the Company to retain and hire key personnel; (v) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vi) continued availability of capital and financing and rating agency actions; (vii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (viii) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (x) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee or other expenses; (xii) the possibility that competing offers or acquisition proposals may be made in response to the announcement of the Transaction; (xiii) the risk that pending acquisitions may not close in the anticipated timeframe or at all due to a closing condition not being met, including the failure to obtain required consents or regulatory approvals in a timely manner or otherwise; (xiv) the ability of Altus Power to successfully integrate the acquisition of solar assets into its business and generate profit from their operations; (xv) the risk of litigation and/or regulatory actions related to the Transaction or the proposed acquisition of solar assets; and (xvi) the possibility that Altus Power may be adversely affected by other economic, business, legislative, regulatory, credit risk and/or competitive factors. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity.

Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found under the heading “Risk Factors” in Altus Power’s Form 10-K filed with the SEC on March 17, 2025, as well as the other information we file with the SEC. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date they are made and the Company does not undertake to, and specifically disclaims any obligation to, publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of April, 2025.

Altus Power, Inc.

By:	/s/ Gregg J. Felton
Name:	Gregg J. Felton
Title:	Chief Executive Officer and Director